Exhibit 99.1

Media Contacts:	Doug Kline/Michael Clark
Sempra Energy
(877) 866-2066
www.sempra.com

Financial Contacts:	Dennis Arriola/Karen Sedgwick
Sempra Energy
(877) 736-7727

SEMPRA ENERGY ANNOUNCES
RECORD 2001 EARNINGS

  $2.52 Earnings Per Share for 2001, up 22 Percent Over 2000
  Newer Businesses Contribute 36 Percent of Consolidated Earnings
  Company Reaffirms $2.65 Earnings-Per-Share Guidance for 2002

        SAN DIEGO, Jan. 24, 2002 -- Sempra Energy (NYSE: SRE) today reported unaudited 2001 earnings of $518 million, or $2.52 per diluted share, compared with $429 million, or $2.06 per diluted share, for the year 2000 -- a 22-percent increase in earnings per share. Revenues for Sempra Energy increased 14 percent to $8 billion in the full year 2001, compared with $7 billion in 2000.

        "In the face of challenging times, we are very pleased that Sempra Energy continued to grow and thrive during 2001, and to provide greater returns to our shareholders," said Stephen L. Baum, chairman, president and chief executive officer of Sempra Energy. "Despite the California energy crisis, economic recession and the financial difficulties of major energy players, we not only executed on our strategy successfully, but also we delivered results that exceeded our original objectives."

        For the fourth quarter 2001, the company reported unaudited earnings of $107 million, or $0.52 per diluted share, compared with $95 million, or $0.47 per diluted share, for the fourth quarter 2000 -- an 11-percent increase in earnings per share.

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        "Our strategic focus remains on growing our newer energy businesses under the Sempra Energy Global Enterprises umbrella, while preserving the strength and increasing the efficiency of our California utilities," said Baum. "In 2001, Sempra Energy generated a total return for our shareholders of 9.9 percent, outperforming the Dow Jones Industrial Average, S&P 500 Index, S&P Utilities Index and NASDAQ Composite Index. In fact, we have outperformed these indices for the past one-, two- and three-year periods. With our balanced portfolio of businesses and stable utility companies, we continue to build long-term value for our shareholders."

Financial Strength

        "We are committed to maintaining solid investment-grade credit ratings," said Baum. "Sempra Energy's financial strength and liquidity have helped attract new business and provide assurance to our customers and partners."

        Sempra Energy completed 2001 with a solid balance sheet and $2.2 billion in cash and available credit for future growth.

Energy Delivery Services -- SDG&E and SoCalGas

        Net income for San Diego Gas & Electric (SDG&E) for 2001 increased to $177 million, compared with $145 million in the previous year. Results in 2000 included an after-tax charge of $30 million related to California regulatory issues.

        For the fourth quarter 2001, SDG&E reported net income of $45 million, compared with $38 million for the same period in 2000. The increase was due primarily to a gain on asset sales.

        SDG&E reported that its undercollection for power costs on behalf of customers at Dec. 31, 2001, was reduced to $392 million, due to the implementation of several pieces of its Memorandum of Understanding (MOU) with the State of California. When the MOU was announced in June 2001, the undercollection stood at approximately $750 million.

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        Net income for Southern California Gas Company (SoCalGas) for 2001 was $207 million, virtually unchanged from the previous year's net income of $206 million. SoCalGas set an all-time record for total natural gas sendout during the year, delivering 1.15 trillion cubic feet (Tcf) of gas to customers, compared with the previous high of 1.13 Tcf in 2000.

        For the fourth quarter 2001, SoCalGas recorded net income of $51 million, compared with $56 million in the same period in 2000. Fourth-quarter 2000 results included an after-tax gain of $4 million due to the sale of shares in Plug Power, a residential fuel-cell developer.

Sempra Energy Trading

        Sempra Energy Trading reported net income of $196 million for 2001, compared with $155 million in 2000 -- a 26-percent increase. The improvement in earnings was due primarily to high volatility in energy markets during the first half of 2001, as well as a substantial increase in trading volumes.

        In the fourth quarter 2001, Sempra Energy Trading's net income was $10 million, compared with $52 million in the year-earlier period. Fourth-quarter 2001 earnings were impacted by lower prices and reduced volatility in energy markets, a depressed economy and an after-tax allowance of approximately $5 million for amounts due from Enron.

        Sempra Energy Trading's physical trading volumes of natural gas increased 18 percent to 10.5 billion cubic feet per day (bcfd) during 2001, compared with 8.9 bcfd in 2000. Trading volumes of crude oil and liquid products increased 24 percent to 2.6 million barrels per day (mbd) in 2001 compared with 2.1 mbd in 2000. In 2001, the company traded 74.5 billion kilowatt-hours (kWh) of electricity in the United States and Europe, up 22 percent from 61.1 billion kWh in 2000.

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Sempra Energy Resources

        Sempra Energy Resources, the wholesale power-generation subsidiary of Sempra Energy, reported a net loss of $27 million in 2001, compared with net income of $29 million in 2000. Higher electricity prices during the last half of 2000 contributed to increased earnings in that year. The company's contracted sale of power to the California Department of Water Resources at a discount to market prices negatively affected earnings in 2001.

        "We are pleased with the progress of our $2 billion power plant-construction program," said Baum.

        Currently, Sempra Energy Resources has more than 2,300 megawatts of new generation in operation or under construction.

        For the fourth quarter 2001, Sempra Energy Resources reported a net loss of $13 million, compared with net income of $14 million during the same quarter last year. The loss was driven by development costs for new power plants and lower energy prices.

Sempra Energy International

        Sempra Energy International's net income was $25 million in 2001, compared with $33 million in 2000. Excluding a one-time, after-tax charge of $25 million related to the surrender of its natural gas distribution franchise in Nova Scotia in the third quarter 2001, Sempra Energy International's earnings for the year were up 52 percent to $50 million.

        For the fourth quarter 2001, Sempra Energy International's net income grew to $14 million, compared with $9 million during the same quarter 2000. The improvement was driven primarily by increased profitability of the company's utility operations in Chile and Peru, jointly owned with PSEG Global.

        The recent developments in Argentina had no impact on Sempra Energy International's income statement for 2001. The company recorded a $155-million non-cash reduction to shareholder's equity in the fourth quarter 2001 to reflect the devaluation of the Argentine peso relative to the U.S. dollar. Sempra Energy International owns a 43-percent interest in two Argentine natural gas utility holding companies.

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        During the fourth quarter 2001, Sempra Energy and Pacific LNG, an international consortium, signed a MOU to enter into exclusive negotiations to export an average of 800 million cfd of gas from Bolivia to North America. The gas will be liquefied and delivered to a receiving terminal being developed jointly by Sempra Energy and CMS Energy Corporation on the Pacific Coast of Baja California, Mexico.

        In January 2002, the Federal Energy Regulatory Commission approved the 80-mile U.S. portion of the North Baja Pipeline, which will extend 215 miles from Arizona to Baja California. PG&E Corporation's National Energy Group will manage construction of the U.S. segment, while Sempra Energy International is well advanced on the construction of the Mexico segment. The pipeline is expected to begin service in the third quarter 2002.

Retail Energy Services

        Sempra Energy's retail energy services operations, concentrated primarily in Sempra Energy Solutions, recorded net income of $2 million for the year, compared with a net loss of $23 million in 2000. The increase was due to a $20-million after-tax gain on the sale of Sempra Energy's ownership interest in Energy America in January 2001 and continued growth in Sempra Energy Solutions' marketing of integrated energy services solutions to commercial, industrial and institutional customers.

        In the fourth quarter 2001, losses from Sempra Energy's retail energy services operations narrowed to $1 million from $6 million in the fourth quarter 2000.

        Revenues from Sempra Energy Solutions increased 39 percent to $528 million in 2001, compared with $380 million in 2000.

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Earnings Outlook

        "Although difficult market conditions may persist this year, we expect stable earnings from our California utilities and continued growth from our Global Enterprises businesses. We are reaffirming Sempra Energy's earnings-per-share outlook of approximately $2.65 for 2002," said Baum.

        Operations in Argentina were expected to contribute approximately 8 cents per share to 10 cents per share to Sempra Energy's earnings-per-share outlook of $2.65 for 2002. The devaluation of the peso will affect the actual contribution from Argentina; however, the overall impact to Sempra Energy's consolidated earnings is not expected to be material.

        In 2001, Sempra Energy's newer businesses contributed 36 percent of Sempra Energy's consolidated earnings, surpassing the corporation's goal of achieving one-third of its earnings from these companies. The success of these newer businesses has led Sempra Energy to set a new, higher goal -- to derive one-half of its consolidated earnings from them by 2004.

Internet Broadcast

        Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EST with Baum, Neal E. Schmale, executive vice president and chief financial officer, Frank H. Ault, senior vice president and controller, and Dennis V. Arriola, vice president of investor relations. Access is available by logging onto the Web site at www.sempra.com. For those unable to log onto the live Webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (719) 457-0820 and entering passcode number 770096.

        Sempra Energy (NYSE: SRE), based in San Diego, is a Fortune 500 energy services holding company with 2001 revenues of $8 billion. Through its eight principal subsidiaries -- Southern California Gas Company, San Diego Gas & Electric, Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International, Sempra Energy Resources, Sempra Communications and Sempra Energy Financial -- the Sempra Energy companies' 12,000 employees serve more than 9 million customers in the United States, Europe, Canada, Mexico, South America and Asia.

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This press release contains statements that are not historical fact and constitute forward-looking statements. When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: national, international, regional and local economic, competitive and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Reso urces and the Federal Energy Regulatory Commission; capital market conditions, inflation rates and interest rates; energy markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; technological developments; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov.

SEMPRA ENERGY
					TABLE A
CONSOLIDATED INCOME STATEMENT (Unaudited)
		Three Months Ended		Twelve Months Ended
		December 31		December 31
In Millions of Dollars, Except Per Share Amounts		2001	2000	2001	2000
Operating Revenues
California utility revenues
Natural gas		$ 773	$ 969	$ 4,371	$ 3,305
Electric		284	717	1,627	2,184
Other operating revenues		320	593	2,031	1,548
	Total	1,377	2,279	8,029	7,037
Operating Expenses
Cost of natural gas distributed		319	511	2,549	1,599
Electric fuel and net purchased power		87	485	733	1,326
Other operating expenses		650	865	2,985	2,485
Depreciation and amortization		151	143	579	563
Franchise payments and other taxes		40	42	190	180
	Total	1,247	2,046	7,036	6,153
Operating Income		130	233	993	884
Other income		7	42	90	127
Preferred dividends / distributions by subsidiaries		(7)	(7)	(29)	(26)
Interest expense		(63)	(70)	(323)	(286)
Income Before Income Taxes		67	198	731	699
Income taxes		(40)	103	213	270
Net Income		$ 107	$ 95	$ 518	$ 429

Weighted Average Shares Outstanding (Basic)*		204,475	201,760	203,593	208,155
Weighted Average Shares Outstanding (Diluted)*		206,004	202,703	205,338	208,345
Net Income Per Share of Common Stock (Basic)		$ 0.52	$ 0.47	$ 2.54	$ 2.06
Net Income Per Share of Common Stock (Diluted)		$ 0.52	$ 0.47	$ 2.52	$ 2.06
Dividends Declared Per Common Share		$ 0.25	$ 0.25	$ 1.00	$ 1.00
*In thousands of shares

KEY CONSOLIDATED BALANCE SHEET STATISTICS (Unaudited)
		December 31
In Millions of Dollars, Except Per Share Amounts		2001	2000

Short-Term Debt		$ 875	$ 568
Current Portion of Long-Term Debt		242	368
Long-Term Debt		3,436	3,268
	Total Debt	4,553	4,204
Preferred Stock of Subsidiaries		204	204
Mandatorily Redeemable Trust Preferred Securities		200	200
Common Equity		2,692	2,494

	Total Capitalization	$ 7,649	$ 7,102

Debt to Total Capitalization		60%	59%
Book Value per Share		$ 13.16	$ 12.35
Cash and Cash Equivalents		$ 605	$ 637

SEMPRA ENERGY
						TABLE B
BUSINESS UNIT EARNINGS (Unaudited)
		Three Months Ended			Twelve Months Ended
		December 31			December 31
In Millions of Dollars, Except Per Share Amounts		2001	2000	Change	2001	2000	Change
Delivery Services:
	SDG&E	$ 45	$ 38	$ 7	$ 177	$ 145	$ 32
	SoCal Gas	51	56	(5)	207	206	1
	Subtotal	96	94	2	384	351	33

Sempra Energy Global Enterprises:
	Energy Trading	10	52	(42)	196	155	41
	Resources	(13)	14	(27)	(27)	29	(56)
	International	14	9	5	25	33	(8)
	Retail Services	(1)	(6)	5	2	(23)	25
	Technology Ventures	(3)	(2)	(1)	(6)	(7)	1
	Subtotal	7	67	(60)	190	187	3
Financial		7	5	2	28	28	-
Parent and Other		(3)	(71)	68	(84)	(137)	53
	Subtotal	11	1	10	134	78	56

	Total Net Income	$ 107	$ 95	$ 12	$ 518	$ 429	$ 89

	Shares Outstanding (diluted, in thousands)	206,004	202,703		205,338	208,345
	Net Income Per Diluted Share of Common Stock	$ 0.52	$ 0.47	$ 0.05	$ 2.52	$ 2.06	$ 0.46

FINANCIAL HIGHLIGHTS (Unaudited)
			Three Months Ended		Twelve Months Ended
			December 31		December 31
			2001	2000	2001	2000
Capital Expenditures (in millions)
	SoCalGas		$ 104	$ 68	$ 294	$ 198
	SDG&E		$ 101	$ 117	$ 307	$ 324
Authorized Return on Common Equity
	SoCalGas				11.60%	11.60%
	SDG&E				10.60%	10.60%
Achieved Return on Common Equity
	SoCalGas				15.97%	16.01%
	SDG&E				16.50%	12.22%
	Sempra				19.53%	15.66%

	SEMPRA ENERGY				Table C
OPERATING STATISTICS (Unaudited)		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2001	2000	2001	2000
Delivery Services (California Utilities)
	Revenues ($ Millions)
	SDG&E (excludes intercompany sales)	388	895	2,311	2,671
	SoCalGas (excludes intercompany sales)	669	791	3,687	2,818

	Gas Sales (BCF)	116	116	410	391
	Transportation and Exchange (BCF)	137	190	721	740
	Total Deliveries (BCF)	253	306	1,131	1,131
	Total Gas Customers (Thousands)			5,878	5,807
	Electric Sales (Millions of Kwhs)	3,607	4,062	15,248	16,014
	Direct Access (Millions of Kwhs)	808	729	2,464	3,308
	Total Deliveries (Millions of Kwhs)	4,415	4,791	17,712	19,322
	Total Electric Customers (Thousands)			1,258	1,238
Energy Trading
	Operating Margins ($ Millions)
	North America	57	142	608	402
	Europe/Asia	7	23	79	119
	Natural Gas (Physical, BCF/Day)	8.7	10.9	10.5	8.9
	Electric (Physical, Billions of Kwhs)	19.5	18.2	74.5	61.1
	Oil & Liquid Products (Physical, Millions Bbls/Day)	2.7	2.1	2.6	2.1
International (1)
	Revenues ($ Millions)	223	208	1,081	983
	Natural Gas Sales (BCF)
	Argentina	42	47	223	227
	Mexico	9	11	42	24
	Chile	1	1	3	3
	Natural Gas Customers (Thousands)
	Argentina			1,326	1,300
	Mexico			65	45
	Chile			34	29
	Electric Sales (Millions of Kwhs)
	Chile	424	382	1,683	1,528
	Peru	924	939	3,696	3,599
	Electric Customers (Thousands)
	Chile			471	393
	Peru			705	690

Retail Services
	Revenues ($ Millions)
	Commercial and Industrial	136	145	528	380

	(1) Represents 100 percent of these subsidiaries, although substantially all are less than 100 percent owned by Sempra